Exhibit 10(z)

Mike Greene

Employment Arrangement

Since March 1, 2006, Energy Future Holdings Corp. (the “Company”) has employed Mike Greene, who is Chief Executive Officer of Luminant, on an at-will basis. The Company pays Mr. Greene an annual salary equal to $650,000, and Mr. Greene is eligible to participate in all compensation and benefits of the Company in which similarly situated executives are eligible to participate, which currently include the EFH Corp. Executive Annual Incentive Plan, the EFH Corp. 2005 Omnibus Incentive Plan, the EFH Corp. Salary Deferral Plan, the EFH Executive Financial Advisement Program, the Executive Physical Examination Program, the EFH Retirement Plan, the EFH Second Supplemental Retirement Plan, the EFH Corp. Executive Change in Control Policy and the EFH Corp. 2005 Executive Severance Plan. Additionally, Mr. Greene participates in the EFH Split Dollar Life Insurance Program.